Exhibit 10.3
TELEDYNE TECHNOLOGIES INCORPORATED
STOCK OPTION AGREEMENT
[date of grant]

Teledyne Technologies Incorporated (the "Company") and the stock option recipient named below (the “Optionee”) enter into this Stock Option Agreement effective as of [date of grant].

Optionee: «First_Name» «Last_Name»

WHEREAS, the Company desires to induce Optionee to remain a key employee of the Company by granting the stock option evidenced by this Stock Option Agreement to the Optionee pursuant to the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, as the same may be amended from time to time (the “Plan”) and Optionee, having read and understood this Stock Option Agreement and the attached Terms and Conditions of Stock Option Grant incorporated herein by reference, is willing to enter into this Stock Option Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

Subject to the Plan and the Terms and Conditions of Stock Option Grant attached hereto and incorporated herein by reference, by which the Optionee agrees to be bound, the Company grants to Optionee the right and option to purchase shares of Common Stock as follows:

Number of shares subject to option granted:	«Grant»
Exercise price:	$___________
Expiration date:	[10 years from date of grant]
Vesting schedule during continued employment:	One-third (1/3rd) on [one year from date of grant] Additional one-third (1/3rd) on [two years from date of grant] Remaining one-third (1/3rd) on [three years from date of grant]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement effective the day and year first above written.

TELEDYNE TECHNOLOGIES INCORPORATED
By:
Melanie S. Cibik
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

WITNESS:	OPTIONEE:

Teledyne Technologies Incorporated
Terms and Conditions of Stock Option Grant
These Terms and Conditions apply to Stock Options granted on [date of grant], under the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan.

[date of grant]

SECTION 1:     Definitions

Capitalized words used but not defined in below or elsewhere in these Terms and Conditions shall have the meanings ascribed to them in the Plan.
Committee—Personnel and Compensation Committee of the Board of Directors of the Company.
Common Stock or Shares —common stock, $0.01 par value per share, of the Company.
Company—Teledyne Technologies Incorporated and its successors.
Disability—disability of the Optionee, as determined by the Committee in its sole and absolute discretion.
Fair Market Value—the closing price of a share of Common Stock on the New York Stock Exchange on the relevant date or, if the relevant date is not a trading day or no shares of Common Stock were traded on such date, on the next preceding date on which shares of Common Stock were traded on the New York Stock Exchange.
Option Period—period of time beginning on [date of grant] and ending on [ten years from date of grant] (if not before pursuant to these Terms and Conditions), inclusive of such dates.
Option Shares—shares of Common Stock that may be acquired on the exercise of Stock Options.
Plan— refers to the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, as the same may be amended from time to time.

Retirement—shall mean early or normal retirement under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Optionee participates. For purposes of the Plan, the Committee interprets retirement to mean termination of employment with the Company or one of its Subsidiaries after the Optionee attains the age of 55.
Stock Options—nonqualified stock options to purchase shares of Common Stock evidenced by the Stock Option Agreement. The Stock Options are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code.
Stock Option Agreement—the agreement between the Company and Optionee evidencing the grant of Stock Options pursuant to one of the Plans and Optionee’s acceptance of Stock Options on the Terms and Conditions set forth herein.
Subsidiary—direct or indirect subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code.
Termination of Employment—voluntary or involuntary termination of the Optionee’s employment with the Company or a Subsidiary for any reason, including death, Disability, Retirement or as the result of the divestiture of the Optionee’s employer or similar transaction in which the Optionee’s employer ceases to be the Company or one of its Subsidiaries.

SECTION 2: Vesting

2.1    The Stock Options shall become exercisable cumulatively in accordance with the vesting schedule set forth in the Stock Option Agreement (rounded down to the nearest whole share). On the death of the Optionee, all Stock Options shall become immediately and fully exercisable. Vesting of the Stock Options will be accelerated in full on a Change of Control in accordance with the provisions of the Plan and Section 5 hereof.

2.2    The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the date of grant, to vest the Stock Options, in whole or in part, prior to the time the Stock Options would otherwise vest under the terms of the Stock Option Agreement. The Committee is not obligated to exercise its discretion in any particular circumstance and is not obligated to make the same or similar determinations with respect to similarly situated participants in the Plan.

SECTION 3: Exercise and Withholding

3.1     The Optionee shall exercise the Stock Options through Computershare either by contacting a customer service representative via telephone at (866) 867-6515, or via the internet, located on the Web at https://www.computershare.com/employee/
us. The Company reserves the right to change the means of exercising options or the option administration at any time. The Optionee shall pay the full exercise price by: (a) delivering funds to Computershare in the form of cash or a check payable to the “Teledyne ESOP”; (b) delivering to Computershare one or more certificates for shares of Common Stock, together with a stock power executed in blank, having a Fair Market Value equal to the exercise price for the Stock Options being exercised; (c) delivering a combination of cash and Common Stock; or (d) at the Company’s discretion and subject to certain conditions, delivering payment to Computershare in accordance with a “cashless exercise” or “same-day sale” exercise program. Shares of Common Stock delivered or withheld in payment of the exercise price of the Stock

Options shall be valued at their Fair Market Value on the date of exercise.

3.2     Computershare, on behalf of the Company, shall be entitled to withhold (or secure payment from the Optionee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any Option Shares under rules prescribed by the Committee. The Company may defer issuance of shares of Common Stock upon exercise unless indemnified to its satisfaction with respect to any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its designee. At the Company’s discretion, the Optionee shall have the right to elect to meet the Optionee’s withholding requirement (a) by having withheld from the shares issuable upon the exercise of the Stock Options at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, whose Fair Market Value is equal to the minimum amount of withholding taxes due, (b) by direct payment to Computershare of the amount of any taxes required to be withheld with respect to such exercise, or (c) by a combination of shares and cash. Regardless of any action the Company or Optionee’s employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and leally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, or exercise of the Option, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items, or achieve any particular tax result. Further, if Optionee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
No payment will be made to Optionee (or his or her estate or beneficiary) for an Option unless and until satisfactory arrangements (as determined by the Company) have been made by Optionee with respect to the payment of any Tax-Related Items obligations of the Company and/or the Employer with respect to the Option. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon exercise of the Option; or (iv) surrendering already-owned Shares having a Fair Market Value equal to the Tax-Related Items that have been held for such period of time to avoid adverse accounting consequences.
If the obligation for Tax-Related Items is satisfied by withholding Shares, the Optionee is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Optionee’s participation in the Plan. Optionee shall pay to the Company or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of Optionee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this section. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.
If the Optionee is a statutory insider of the Company for the purposes of Section 16 of the Securities Exchange Act of 1934, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

3.3     As soon as practicable after each exercise of Stock Options and compliance by the Optionee with all applicable conditions, including, but not limited to, the satisfaction of all withholding obligations, the Company will mail or cause to be delivered or electronically transmitted to the Optionee, at the address specified by the Optionee in writing, the number of shares of Common Stock which the Optionee shall be entitled to receive (subject to reduction for withholding, if any, as provided in Section 3.2) upon such exercise under the provisions of the Stock Option Agreement. Such shares, and any certificates issued to evidence such shares, shall be registered in the name of the Optionee or such other person or entity as the Optionee shall specify at the time such Stock Options are exercised.

3.4    The exercise of Stock Options is subject to the Company’s Insider Trading Policy.

SECTION 4: Termination of Employment

4.1    In the event of Termination of Employment of the Optionee other than by reason of death, Disability, or Retirement, the right of the Optionee to exercise the Stock Options that the Optionee was entitled to exercise upon Termination of Employment shall terminate on the 30th day (or, if such day is not a business day, the next business day) after the date of such Termination of Employment, but in no event may such Stock Options be exercised after the expiration of the Option Period. To the extent the right to exercise all or any of the Stock Options has not vested as of the date of Termination of Employment, such right shall expire on the date of Termination of Employment.

4.2     In the event of an Optionee's Termination of Employment by reason of Disability, the Stock Options shall continue to vest in accordance with the schedule set forth in the Stock Option Agreement and the right of the Optionee to exercise the Stock Options shall continue, but in no event may such Stock Options be exercised after the expiration of the Option Period.
4.3    In the event of an Optionee’s Termination of Employment by reason of Retirement, the right of the Optionee to exercise the vested Stock Options shall continue, but in no event may such vested Stock Options be exercised after the expiration of the Option Period. Any unvested Stock Options are forfeited upon Retirement.

4.4     In the event of the death of the Optionee, all outstanding Stock Options shall vest in full and the right of the Optionee’s beneficiary (as defined in the Plan) to exercise the Stock Options shall terminate upon the expiration of twelve months from the date of the Optionee’s death, but in no event may such Stock Options be exercised after the expiration of the Option Period.

4.5     In the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or any time after the date of grant of the Stock Options, to permit the Stock Options to be exercised, in whole or in part, after the expiration date described in Section 4.1 or Section 4.4, but not after the expiration of the Option Period.

SECTION 5: Miscellaneous

5.1     The number and kind of Option Shares issuable upon the exercise of the Stock Options and the exercise price for such shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the shares issuable upon the exercise of the Stock Options as set forth in the Plan. In the event of a Change in Control (as defined in the Plan), each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Committee may cause any or all of such Options to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Options to lapse. If an Option is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the Optionee that the Option shall be fully exercisable beginning prior to the Change in Control contingent on the occurrence of the Change in Control, and the Option shall terminate on the Change in Control. An Option shall be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject to an Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

5.2     Whenever the word "Optionee" is used in any provision of the Stock Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Stock Options may be transferred by will or by the laws of descent and distribution or pursuant to Section 5.3 hereof, the word "Optionee" shall be deemed to include such person or persons.

5.3     The Stock Options granted hereunder are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and are exercisable during the Optionee's lifetime only by the Optionee. Except as provided in this paragraph, no assignment or transfer of the Stock Options granted hereunder, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution) shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Stock Options shall terminate and become of no further effect.

5.4     The Optionee shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Stock Options evidenced hereby shall not have been exercised, as herein provided, until such shares have been issued to Optionee by the Company hereunder.

5.5     The existence of the Stock Options shall not affect in any way the right or the power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5.6     Notwithstanding any other provision hereof, the Optionee hereby agrees that the Optionee will not exercise the Stock Options, and that the Company will not be obligated to issue any shares to the Optionee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as in the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Stock Options or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

5.7    The Optionee shall deliver to the Committee, upon demand by the Committee, at the time of delivery of Option Shares acquired pursuant to Stock Options evidenced hereby, a written representation that the shares to be acquired are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any such shares shall be a condition precedent to the right of Optionee to receive any shares. All certificates for Option Shares delivered under the Plan shall be subject to such restrictions as the Committee may deem advisable under any applicable federal or state securities law, and the Committee may cause a legend or legends to be endorsed on any such certificates making appropriate reference to such restrictions.

5.8     No amounts of income received by an Optionee pursuant to the Stock Option Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or any of its affiliates, unless otherwise expressly provided in such plan.

5.9     Nothing in the Plan or in the Stock Option Agreement shall confer upon the Optionee the right to continue in the employ of the Company or any Subsidiary or affect any right that the Company or a Subsidiary may have to terminate the employment of the Optionee.

5.10     The Board may at any time terminate the Plan or any part thereof and may, from time to time, amend the Plan as it may deem advisable; provided, however, the termination or amendment of the Plan shall not, without the consent of the Optionee, adversely affect the Optionee's rights under the Stock Option Agreement.

5.11    Every notice or other communication relating to the Stock Option Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by the party in a notice mailed or delivered to the other party as herein provided; provided however, that unless and until some other address be so designated, all notices or communications by Optionee to the Company shall be mailed, faxed or delivered to Company at its executive offices directed to the attention of Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, or his designee, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed or delivered to the Optionee at the address printed by the Optionee on the Stock Option Agreement unless the Optionee, in writing, provides the Company with a different address.

    5.12     Nothing in the Stock Option Agreement, these Terms and Conditions or otherwise shall obligate the Committee to vest any of the Stock Options, or to permit the Stock Options to be exercised other than in accordance with the terms hereof or to grant any waivers of the terms of the Stock Option Agreement, regardless of what actions the Company, the Board or the Committee may take or waivers the Company, the Board or the Committee may grant under the terms of or with respect to any stock options now or hereafter granted to the Optionee or any other person.

5.13     The terms of the Plan shall govern the Stock Option Agreement and the Stock Options. In the event any provisions of the Stock Option Agreement or the Stock Options shall conflict with any term in the Plan as constituted on the date of the Stock Option Agreement, the term in the Plan as constituted on the date of the Stock Option Agreement shall control. Except as set forth in the Plan, the terms of the Stock Options may not be changed so as to materially decrease the value of the Stock Options without the express approval of the Optionee. The Stock Option, Option Shares and any proceeds therefrom shall be subject to the provisions of any claw-back policy implemented by the Company, as contemplated by the Plan, including, without limitation, the Executive Compensation Recoupment (Clawback) Policy adopted on February 25, 2014 or any successor policy.

5.14     No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of the Stock Option Agreement, including these Terms and Conditions, or the Stock Options or any rule or procedure established by the Committee.

5.15    Wherever possible, the Stock Option Agreement, including these Terms and Conditions, and the Stock Options shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of thereof shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Stock Option Agreement, including these Terms and Conditions, and the Stock Options shall remain in full force and effect.

5.16     The Stock Option Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and performed wholly within the State of Delaware (regardless of the laws that might otherwise govern under applicable conflicts of law principles).

5.17     The Stock Option Agreement, including these Terms and Conditions, sets forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in the Stock Option Agreement, the Company makes no representations, warranties or covenants with the Optionee with respect to the Stock Option Agreement or its subject matter, including with respect to the current or future value of the shares subject to the Stock Options. Any modification, amendment or waiver to the Stock Option Agreement will be effective only if it is in writing signed by the Company and the Optionee. The failure of any party to enforce at any time any provision of the Stock Option Agreement shall not be construed to be a waiver of that or any other provision of the Stock Option Agreement.

5.18    The Stock Option Agreement may be executed by the Company by facsimile signature. The Stock Options will be subject to these terms and conditions and the Plan whether or not this Stock Option Agreement is executed by you or the Company.

5.19    The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.